As filed with the Securities and Exchange Commission on August 17, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
MakeMyTrip Limited
(Exact name of registrant as specified in its charter)

Mauritius (State or other jurisdiction of incorporation or organization)	13-4125456 (IRS Employer Identification No.)
103 Udyog Vihar, Phase 1
Gurgaon, Haryana 122016, India
(91-124) 439-5000
(Address of principal executive offices and zip code)

Amended and Restated MakeMyTrip.com 2001 Equity Option Plan
MakeMyTrip 2010 Share Incentive Plan
(Full title of the plans)

MakeMyTrip.com Inc.
60 East 42nd Street
New York, New York 10165
(Name and address of agent for service)

(212) 760-1511
(Telephone number, including area code, of agent for service)

Copies to:
Michael W. Sturrock, Esq.
Rajiv Gupta, Esq.
Latham & Watkins LLP
9 Raffles Place #42-02
Republic Plaza
Singapore 048619
+65- 6536-1161

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

			Proposed maximum	Amount of
	Amount to be	Proposed maximum	aggregate	registration
Title of securities to be registered	registered(1)	offering price per share(2)	offering price(2)	fee
Ordinary shares, $0.0005 par value per share	108,780 shares	$0.001	$108.78
Ordinary shares, $0.0005 par value per share	167,960 shares	$0.488	$81,964.48
Ordinary shares, $0.0005 par value per share	819,952 shares	$0.525	$430,474.80
Ordinary shares, $0.0005 par value per share	182,140 shares	$0.742	$135,147.88
Ordinary shares, $0.0005 par value per share	610,200 shares	$1.977	$1,206,365.40
Ordinary shares, $0.0005 par value per share	242,500 shares	$5.057	$1,226,322.50
Ordinary shares, $0.0005 par value per share	46,000 shares	$5.394	$248,124.00
Ordinary shares, $0.0005 par value per share	3,701,899 shares	$23.78	$88,031,158.22
Total	5,879,431 shares	—	$91,359,666.06	$6,514

(1)	Represents (i) 2,177,532 ordinary shares issuable pursuant to the exercise of any outstanding options granted under the Amended and Restated MakeMyTrip.com 2001 Equity Option Plan (the “2001 Plan”) of MakeMyTrip Limited (the “Registrant”) and (ii) 3,978,822 ordinary shares available for issuance pursuant to awards (including the exercise of any options) to be granted under the MakeMyTrip 2010 Share Incentive Plan (the “2010 Plan”) of the Registrant. In accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement will also cover any additional ordinary shares which become issuable under the 2001 Plan and the 2010 Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)	Pursuant to Rules 457(c) and 457(h)(1) of the Securities Act, the proposed maximum aggregate offering price is calculated as the sum of (a) the product of the relevant number of shares issuable upon the exercise of outstanding options under the 2001 Plan multiplied by the relevant exercise price as follows: (i) 108,780 shares multiplied by $0.001, the exercise price for such options and which is equal to an aggregate offering price of $108.78; (ii) 167,960 shares multiplied by $0.488, the exercise price for such options and which is equal to an aggregate offering price of $81,964.48; (iii) 819,952 shares multiplied by $0.525, the exercise price for such options and which is equal to an aggregate offering price of $430,474.80; (iv) 182,140 shares multiplied by $0.742, the exercise price for such options and which is equal to an aggregate offering price of $135,147.88; (v) 610,200 shares multiplied by $1.977, the exercise price for such options and which is equal to an aggregate offering price of $1,206,365.40; (vi) 242,500 shares multiplied by $5.057, the exercise price for such options and which is equal to an aggregate offering price of $1,226,322.50; and (vii) 46,000 shares multiplied by $5.394, the exercise price for such options and which is equal to an aggregate offering price of $248,124.00; and (b) the product of 3,701,899 shares available for future grants under the 2010 Plan multiplied by $23.78, the price estimated solely for the purpose of calculating the registration fee and based on the average of the high and low market for the ordinary shares as reported in the NASDAQ Global Market on August 12, 2010, which is equal to an aggregate offering price of $88,031,158.22.

Part I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information
Item 2. Registrant Information and Employee Plan Annual Information
Part II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
Item 4. Description of Securities
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item 7. Exemption from Registration Claimed
Item 8. Exhibits
Item 9. Undertakings
SIGNATURES
EXHIBIT INDEX
EX-5.1 Opinion of Conyers Dills and Pearman (Mauritius) Limited, counsel to the Registrant, as to the legality of the Ordinary Shares being registered.
EX-23.1 Consent of KPMG, independent registered public accounting firm.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information
     Not required to be filed with this Registration Statement.(1)
Item 2. Registrant Information and Employee Plan Annual Information
     Not required to be filed with this Registration Statement.(1)
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents, which have been filed with or furnished to the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated as of their respective dates in this Registration Statement by reference and made a part hereof:
(a) The Registrant’s prospectus filed with the Commission pursuant to Rule 424(b)(4) under the Securities Act, on August 11, 2010 (File No. 333-168315) (the “Prospectus”); and
(b) The description of the ordinary shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-34837) filed with the Commission on July 30, 2010, which incorporates by reference the information set forth under the heading “Description of Share Capital” in the Registrant’s Registration Statement on Form F-1 (File No. 333-168315) filed with the Commission on July 26, 2010 and declared effective on August 11, 2010, as amended by any subsequent amendment or report filed for the purpose of amending the descriptions of the ordinary shares (the “F-1 Registration Statement”).
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement, indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.
Item 4. Description of Securities
     Not applicable.

(1)	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

1

Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Under the Companies Act 2001 of Mauritius (the “Mauritius Companies Act”), a company may indemnify a director or employee of the company or a related company for any costs incurred by him or the company in respect of any proceedings (a) that relates to liability for any act or omission in his capacity as a director or employee and (b) in which judgment is given in his favor, in which he is acquitted, which is discontinued, in which he is granted relief under section 350 of the Mauritius Companies Act or where proceedings are threatened and such threatened action is abandoned or not pursued. The Mauritius Companies Act further provides that a company may indemnify a director or employee of the company or a related company in respect of (a) liability to any person, other than the company or a related company, for any act or omission in his capacity as a director or employee or (b) costs incurred by that director or employee in defending or settling any claim or proceedings relating to any such liability, save in respect of any criminal liability or liability in respect of a breach (in the case of a director) of the duty to exercise his powers honestly in good faith in the best interests of the company. The constitution of the Registrant provides for indemnification, to the extent permitted by Mauritius law, of the Registrant’s directors and officers for costs, charges, losses, expenses and liabilities incurred or sustained by them in the execution and discharge of their duties in their respective offices or in relation thereto, except in respect of their own fraud or dishonesty.
     Furthermore, Mauritius law permits a company to purchase and maintain insurance for a director or employee of that company or a related company in respect of (a) liability, not being criminal liability, for any act or omission in his capacity as a director or employee; (b) costs incurred by that director or employee in defending or settling any claim or proceeding relating to any such liability; or (c) costs incurred by that director or employee in defending any criminal proceedings (1) that have been brought against the director or employee in relation to any act or omission in that person’s capacity as a director or employee; (2) in which that person is acquitted; or (3) in relation to which nolle prosequi is entered. The Registrant has purchased and maintains a directors’ and officers’ liability policy for such a purpose, with a policy limit of $15 million.
     Pursuant to the form of indemnification agreement filed as Exhibit 10.11 to the Registrant’s F-1 Registration Statement, the Registrant may agree to indemnify its directors and officers against certain liabilities and expenses arising from their being a director or officer.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant in pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     See the attached Exhibit Index.
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Item 9 do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Gurgaon, Haryana, India, on August 17, 2010.

MakeMyTrip Limited
By:	/s/ Deep Kalra
	Name:	Deep Kalra
	Title:	Group Chairman and Group Chief Executive Officer

     We, the undersigned directors of MakeMyTrip Limited and executive officers of MakeMyTrip Limited and its subsidiaries hereby severally constitute and appoint Deep Kalra and Rajesh Magow, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on August 17, 2010.

Signature	Title

/s/ Deep Kalra
Deep Kalra	Group Chairman and Group Chief Executive Officer

/s/ Rajesh Magow
Rajesh Magow	Group Chief Financial Officer (group principal financial officer and group principal accounting officer)

/s/ Ravi Adusumalli
Ravi Adusumalli	Director

/s/ Sanjeev Aggarwal
Sanjeev Aggarwal	Director

/s/ Aditya Tim Guleri
Aditya Tim Guleri	Director

/s/ Philip C. Wolf
Philip C. Wolf	Director

/s/ Vivek N. Gour
Vivek N. Gour	Director

/s/ Frederic Lalonde
Frederic Lalonde	Director

/s/ Gyaneshwarnath Gowrea
Gyaneshwarnath Gowrea	Director

/s/ Mohammad Akhtar Janally
Mohammad Akhtar Janally	Director

/s/ Jonathan I. Huang
Jonathan I. Huang	Authorized Representative in the United States

MAKEMYTRIP LIMITED
EXHIBIT INDEX
No.	Description
4.1	Form of Constitution of MakeMyTrip Limited (effective upon the closing of this offering) (incorporated by reference to Exhibit 3.1 to the Registration Statement of the Registrant on Form F-1, as amended (Registration No. 333-168315)).

4.2	Amended and Restated MakeMyTrip.com 2001 Equity Option Plan (incorporated by reference to Exhibit 10.1.1 to the Registration Statement of the Registrant on Form F-1, as amended (Registration No. 333-168315).

4.3	MakeMyTrip 2010 Share Incentive Plan (incorporated by reference to Exhibit 10.1.2 to the Registration Statement of the Registrant on Form F-1, as amended (Registration No. 333-168315).

5.1*	Opinion of Conyers Dill & Pearman (Mauritius) Limited, counsel to the Registrant, as to the legality of the Ordinary Shares being registered.

23.1*	Consent of KPMG, independent registered public accounting firm.

23.2*	Consent of Conyers Dill & Pearman (Mauritius) Limited (included in opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

*	Filed herewith.